Exhibit 99.1
CLEAR CHANNEL COMMUNICATIONS, INC. SHAREHOLDERS APPROVE MERGER WITH
PRIVATE EQUITY GROUP CO-LED BY BAIN CAPITAL PARTNERS, LLC AND THOMAS H. LEE
PARTNERS, L.P.
SAN ANTONIO, TX, July 24, 2008 — Clear Channel Communications, Inc. (NYSE:CCU), a global leader in the radio broadcasting and out-of-home advertising industries, announced today that, based on a preliminary vote count, Clear Channel shareholders approved the adoption of the merger agreement with a group led by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. The number of shares voted in favor of the transaction represented more than 74% of the total shares outstanding and entitled to vote at the meeting. The preliminary tabulation indicates that approximately 97% of the shares voted were cast in favor of the transaction. The parties intend to consummate the merger on Wednesday, July 30, 2008.
“We are pleased with the outcome of today’s vote,” said Mark Mays, Chief Executive Officer of Clear Channel. “On behalf of Clear Channel’s Board of Directors, I want to thank our shareholders and hard-working employees for their support throughout this process.”
On May 13, 2008, Clear Channel Communications entered into a third amendment to its previously announced merger agreement with a private equity group co-led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC. Under the terms of the merger agreement, as amended, Clear Channel shareholders will receive $36.00 in cash for each share they own..
As an alternative to receiving the $36.00 per share cash consideration, Clear Channel’s shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of Clear Channel common stock on a one-for-one basis for shares of Class A common stock of CC Media Holdings, Inc., the new corporation formed by the private equity group to acquire Clear Channel (subject to aggregate and individual caps). The private equity group reserved the right to require that a portion (up to 1/36th) of the consideration payable to Clear Channel shareholders be paid in the form of additional shares of Class A common stock of CC Media. Clear Channel shareholders have elected, on a voluntary basis, to exchange a total of approximately 23,200,000 shares of Clear Channel common stock for an equivalent number of shares of Class A common stock of CC Media. The private equity group has informed Clear Channel that they do not expect to cause CC Media to issue any shares of additional equity consideration in exchange for shares of Clear Channel that have elected to receive the cash consideration. It is anticipated that the Class A common stock of CC Media will be quoted on the Over-the-Counter Bulletin Board under the ticker symbol CCMOV.
At the meeting, all proxy cards and ballots were turned over to the independent inspector of elections, Mellon Investor Services, LLC, for final tabulation and certification.
As was previously announced, the tender offer for AMFM Operating Inc.’s outstanding 8% Senior Notes due 2008 (CUSIP No. 158916AL0) (the “Notes”) is scheduled to expire at 8:00 a.m., New York City time, on July 30, 2008, concurrent with the closing of the merger. Accordingly, the price determination date and time with respect to the tender offer will be 2:00 p.m., New York City time, on July 28, 2008, assuming the merger and the offer expiration date occur as contemplated on July 30, 2008. Payment for the Notes will occur on or before July 31, 2008, and the total consideration paid to validly tendering holders will reflect the actual date of payment. The completion of the tender offer is conditioned upon the satisfaction or waiver of all of the conditions precedent to the merger and is subject to extension by AMFM Operating Inc. in its sole discretion.
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE: CCU) is a global media and entertainment company specializing in “gone-from-home” entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com.
About Thomas H. Lee Partners, L.P. (“THL Partners”)
Thomas H. Lee Partners, L.P. (“THL”) is one of the oldest and most successful private equity investment firms in the United States. Since its establishment in 1974, THL has been the preeminent growth buyout firm, raising approximately $22 billion of equity capital, investing in more than 100 businesses with an aggregate purchase price of more than $125 billion, completing over 200 add-on transactions and generating superior returns for its investors. THL focuses its high value-added strategy on growth businesses, partnering with the best managers in an industry to build great companies through strong organic growth and targeted add-on acquisitions. Notable transactions sponsored by THL include Aramark, Ceridian, Dunkin’ Brands, Experian, Fidelity National Information Services, Grupo ONO, HomeSide Lending, Houghton Mifflin, Michael Foods, The Nielsen Company, Nortek, ProSiebenSat.1, Simmons Bedding Company, Snapple, Univision, Warner Chilcott, Warner Music Group and West Corporation.

About Bain Capital Partners, LLC (“Bain Capital”)
Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $82 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong, Shanghai and Mumbai.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to satisfy any condition to completion of the merger; (4) the failure to receive the funds deposited into the escrow account; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
For Clear Channel Communications, Inc.,
Investors:
Randy Palmer, 210-822-2828
Senior Vice President of Investor Relations
Media:
Lisa Dollinger, 210-822-2828
Chief Communications Officer
Michele Clarke, 212-986-6667
Brainerd Communicators